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Exhibit 21.1

List of Subsidiaries

Registrant:    Meetinghouse Bancorp, Inc.

Subsidiary	Percentage of Ownership	Jurisdiction or State of Incorporation
Meetinghouse Bank	100%	Massachusetts

Subsidiaries of Meetinghouse Bank	Percentage of Ownership	Jurisdiction or State of Incorporation
Meetinghouse Securities Corporation	100%	Massachusetts
Richmond Street Realty Trust	100%	Massachusetts

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  Exhibit 21.1
List of Subsidiaries